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EXHIBIT 99.1     PRESS RELEASE


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                 [LETTERHEAD OF SGV BANCORP, INC. APPEARS HERE]



For Contact:  SGV Bancorp, Inc.               For Contact:  Citibank, California

Barrett Andersen                                                     Mark Rogers
President/CEO                                                   Public Relations
(626) 859-4201                                                    (718) 248-1092


-or-

Ronald Ott
Executive Vice President/CFO
(626) 859-4210



                                 PRESS RELEASE

             First Federal Savings to Purchase Two Citibank Offices
                           and $57 Million in Deposits

     West Covina, California, March 26, 1999, 9:00 a.m. PST

      SGV Bancorp, Inc. (NASDAQ:SGVB) announced today that its wholly-owned subsidiary, First Federal Savings and Loan Association of San Gabriel Valley, has entered into a definitive agreement with Citibank, California, a federal savings bank, to purchase its La Verne and Covina, California branches and its combined approximately $57 million in deposits.

      The La Verne office is located at 1487 Foothill Boulevard and the Covina office is located at 100 North Azusa Avenue.

      The transaction, which is subject to regulatory approval and other customary conditions, is expected to be consummated in June, 1999. Upon consummation of the transaction, the La Verne branch will be combined with the First Federal branch conveniently located in the same shopping center.

      Barrett Andersen, president and chief executive officer of SGV Bancorp and First Federal, commented, "This purchase enhances shareholder value by increasing our market share and competitiveness in strategic areas currently served by the association. The acquisition represents an increase in our deposit base of approximately 18% and is expected to reduce the overall cost of interest-bearing liabilities. We believe that our increased presence in these areas will convince local residents that they have a friendly alternative when choosing where to bank."

      First Federal has headquarters in West Covina, California, and operates eight full service branches located in the East San Gabriel Valley of Southern California. First Federal's deposits are insured by the Federal Deposit Insurance Corporation.


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